Exhibit 5.1

Kelley Drye & Warren LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007
Tel: (212) 808-7800
Fax: (212) 808-7897

February 13, 2026

Cineverse Corp.

224 W. 35th St., Suite 500, #947

New York, New York 10001

Ladies and Gentlemen:

We are acting as special counsel to Cineverse Corp. a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a preliminary prospectus supplement dated February 12, 2026 filed with the Commission and a final prospectus (the “Prospectus Supplement”) to be filed thereafter with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Act”), which supplements the Company’s Registration Statement on Form S-3, Registration No. 333-273098 which was declared effective on January 25, 2024 (the “Registration Statement”) under the Act, relating to (a) the issuance and sale by the Company of shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of up to $3,000,000 (the “Firm Shares”) and (b) issuance and sale by the Company, at the option of the Underwriter, additional shares of Common Stock having an aggregate offering price of up to $450,000 solely to cover over-allotments (the “Optional Shares” and, together with the Shares, the “Shares”) that may be purchased by the Underwriter upon its exercise of an option to purchase additional shares of Common Stock granted by the Company, to be issued pursuant to an Underwriting Agreement dated as of February 12, 2026, by and between the Company and The Benchmark Company, LLC (the “Underwriting Agreement”).

In connection with this opinion, we have examined and relied upon copies certified or otherwise identified to our satisfaction of: (i) the Underwriting Agreement; (ii) the Registration Statement, together with exhibits and schedules thereto, and the Prospectus Supplement, each in the form filed with the Commission; (iii) the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended to date; (iv) the Company’s Second Amended and Restated By-Laws, as amended to date; and (v) the records of corporate proceedings of the Company relating to the Shares, as made available to us by officers of the Company; and have reviewed such matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

February 13, 2026

For purposes of this opinion we have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, including signatures made and/or transmitted using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. As to certain factual matters material to the opinion expressed herein, we have relied to the extent we deemed proper upon representations, warranties and statements as to factual matters of officers and other representatives of the Company. Our opinion expressed below is subject to the qualification that we express no opinion as to any law other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America. Without limiting the foregoing, we express no opinion with respect to the applicability thereto or effect of municipal laws or the rules, regulations or orders of any municipal agencies within any such state.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, it is our opinion that the Shares to be issued by the Company pursuant to the Underwriting Agreement have been duly authorized and, when issued and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present General Corporation Law of the State of Delaware or the federal laws of the United States of America be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Kelley Drye & Warren LLP

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